EXHIBIT 10.2

                        SEPARATION AGREEMENT AND RELEASE

Icad, Inc. ("ICAD) and Gregory J. Stepic ("you"), hereby agree on this 30th day of September 2002 for good and valuable consideration that:

1. You have resigned as the Vice President of Finance and as an employee of ICAD effective October 30, 2002 (the "Resignation Date"). You agree that in addition to resigning your employment with ICAD, (a) you resign, effective immediately, from any other positions you hold as an officer of ICAD or its subsidiaries, and
(b). you resign, effective December 31, 2002, from any other positions you hold as a director of ICAD or its subsidiaries.

2. In consideration for signing this Agreement, and in lieu of any severance to which you might otherwise be entitled under your Employment Agreement dated June 4, 2002, between you and ICAD (the "Employment Agreement"), you will be paid a sum of $148,000 (the "Severance Pay"), less all tax withholdings and other deductions which ICAD is required by law to make. The Severance Pay will be paid to you in equal monthly installments, without interest, over a twelve (12) month period commencing on the Company's first pay period in the month of November, 2002. [in accordance with ICAD's regular payroll cycle]. Notwithstanding the foregoing, if all of the capital stock or substantially all of the assets of ICAD are sold during such thirty (30) month period, you will be entitled, at your option upon written notice to ICAD, to either (i) accelerate any remaining Severance Payments to the date of the consummation of such sale or (ii) request that the acquiring company assume any remaining Severance Payment obligations under this Agreement. In addition to the Severance Amount, ICAD will reimburse you for all business expenses duly incurred by you in connection with your employment by ICAD through the Resignation Date.

3. With respect to your outstanding stock options that currently entitle you to purchase an aggregate of 100,000 shares of ICAD common stock at $3.49 per share and an aggregate of 75,000 shares of ICAD common stock at $.80 per share (collectively, the "Options"), the Options shall continue to be exercisable pursuant to the terms of the written agreements evidencing the Options.

4. For a period of twelve (12) months from the Resignation Date, ICAD will, to the extent allowable under ICAD's medical plan, maintain your health insurance coverage at your current coverage levels (subject to whatever changes or revisions are made to ICAD's medical plan) or, to the extent that ICAD cannot legally continue your health insurance coverage under its medical plan, to make payments to you so as to allow you to continue your health insurance coverage in accordance with COBRA.

5. You may take your current desktop computer, monitor and keyboard from ICAD's offices, subsequent to duplication of all files for iCAD and deletion of such files from the computer to be removed.

6. You understand that ICAD makes no representation as to the income tax treatment of any payments hereunder and that any and all payments (and all compensation, benefits and/or other payments previously made to you by ICAD) will be subject to such tax treatment and to such deductions, if any, as may be required under applicable tax laws.

o You agree that you will take no action which is intended to, or would reasonably be expected to harm or disparage ICAD or its subsidiaries, to impair ICADs or its subsidiaries reputation, or to lead to unwanted or unfavorable publicity to ICAD or any of its subsidiaries. You further agree that notwithstanding the termination of your employment with ICAD, you shall continue to be bound


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      by the confidentiality, non-competition and other provisions of Section 5 of the Employment Agreement for the periods specified therein.

o ICAD agrees that it will take no action which is intended to, or would reasonably be expected to harm or disparage you, to impair your reputation, or to lead to unwanted or unfavorable publicity to you, or to any other business in which you may be involved.

o You agree to cooperate fully with ICAD, specifically including any attorney retained by ICAD, in connection with any pending or future litigation, business, or investigatory matter. The parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, your making yourself available for interview by ICAD, or any attorney retained by ICAD, and providing to ICAD any documents in your possession or under your control relating to the litigation, business or investigatory matter. ICAD agrees to provide you with reasonable notice of the need for assistance when feasible. ICAD additionally agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by you when possible. ICAD will pay for your reasonable expenses in connection with such cooperation (including, without limitation, reasonable travel expenses and reasonable fees and expenses of counsel employed by you but only in the event that such counsel is necessitated as a result of a conflict of interest as determined by you and ICAD).

o It is expressly understood and agreed that this Agreement and the effectuation of its terms do not constitute an admission or statement by any party that ICAD has acted unlawfully or is otherwise liable in any respect. It is also expressly understood and agreed that your employment with ICAD is not being terminated for "Cause" (as such term is defined in the Employment Agreement) or as a result of any illegal act committed by you. It is further agreed that evidence of this Agreement, its terms or the circumstances surrounding the parties entering into this Agreement, shall be inadmissible in any action or lawsuit of any kind, except for an action for alleged breach of this Agreement.

o You knowingly and voluntarily release and forever discharge ICAD, and its current and former subsidiaries, affiliated and related corporations and entities, their successors and assigns, and the current and former directors, officers and/or employees of such corporations and entities, and their affiliates, successors, assigns, heirs, executors and administrators (referred to collectively throughout this Agreement as "ICAD") from and against any and all claims, actions, demands, contracts and causes of action, known and unknown, which you or your heirs, executors, administrators, successors and assigns (referred to collectively throughout this Agreement as "you") now or may have arising out of or relating to the Employment Agreement, including, but not limited to, any alleged violation of:

            The National Labor Relations Act, as amended;

            Title VII of the Civil Rights Act of 1964, as amended;

            Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

            The Civil Rights Act of 1991;

            The Age Discrimination in Employment Act of 1967, as amended;

            The Employee Retirement Income Security Act of 1974, as amended;

            The Immigration Reform Control Act, as amended;

            The Americans with Disabilities Act of 1990, as amended;


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            The Fair Labor Standards Act, as amended;

            The Occupational Safety and Health Act, as amended;

            The Family and Medical Leave Act of 1993; or

            any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

Notwithstanding the foregoing, the provisions of this Section 13 shall not constitute a release of any claims you may have against ICAD with respect to ICAD's obligations under this Agreement.

7. ICAD knowingly and voluntarily releases and forever discharges you from and against any and all claims, actions, demands, contracts and causes of action, known and unknown, which ICAD now or may have arising out of or relating to the Employment Agreement. Notwithstanding the foregoing, the provisions of this
Section 14 shall not constitute a release of any claims ICAD may have against you with respect to your obligations under (i) this Agreement or (ii) Section 5 of your Employment Agreement.

8. ICAD agrees, to the maximum extent permitted by Delaware law, to defend and indemnify you against and hold you harmless from any and all claims, suits, losses, liabilities, damages and expenses (including reasonable attorney's fees) asserted against you by anyone other than ICAD for actions taken by you in your capacity as an officer, director or employee of ICAD; provided that such actions were taken in the exercise of good faith business judgment in furtherance of the performance your duties in such capacity. In the event that ICAD does not assume the defense of any such claim as a result of a conflict of interest, you may select your own counsel (which counsel shall be reasonably acceptable to ICAD) in connection with such defense and ICAD will reimburse you for your reasonable fees and expenses of such counsel in connection with such defense.

9. You hereby agree to indemnify ICAD and its officers, directors, employees and agents with respect to any claims, suits, losses, liabilities, damages and expenses (including reasonable attorney's fees) arising from any willful act, act in violation of law or gross negligence committed by you prior to the Resignation Date in your capacity as an officer, director, employee or agent of ICAD or any of its predecessor companies.

10. You understand that if this Agreement were not signed, you would have the right to voluntarily assist other individuals or entities in bringing claims against ICAD and you hereby waive that right and you will not provide any such assistance other than assistance in an investigation or proceeding conducted by a government agency or as required by law; provided, however, that nothing in this Section 18 shall prohibit you from being a passive participant in a securities class action lawsuit against ICAD.

11. You agree to return to ICAD on the Resignation Date, your keys, identification and any other equipment, data file (excluding personal files), documents or materials belonging to ICAD that you have in your possession.

12. In the event that you breach this Agreement, ICAD will be entitled to recover or withhold any payment and/or other benefits paid or payable under this Agreement and to obtain all other relief provided by law or equity.

13. This Agreement shall be binding on both parties and their respective heirs, successors and assigns. In the event that you die prior to the full payment of ICAD's obligations under Sections 2, 3 and 4 hereof, such payments shall be made to your estate or your designees.


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14. This Agreement sets forth the entire agreement between the parties and their affiliates with respect to the subject matter herein and therein and fully supersedes any and all prior agreements or understandings between them pursuant to such subject matter, including the Employment Agreement, which, except for the provisions of Section 5 thereof (under which you will continue to be bound), is hereby terminated and of no force and effect. You acknowledge that all amounts given under this Agreement shall be in full satisfaction of any and all obligations of ICAD under the Employment Agreement.

15. Anything contained herein to the contrary notwithstanding, you hereby agree and acknowledge that (i) the Stockholders' Agreement dated February 15, 2002, among ICAD and certain stockholders of ICAD (including you), shall not be amended by this Agreement and shall remain in full force and effect and (ii) the representations and warranties set forth in Section 3 of that certain Agreement and Plan of Merger dated February 15, 2002, by and among Howtek, Inc., Intelligent Systems Software, Inc. and the principal stockholders named therein, shall remain in full force and effect in accordance with the terms thereof.

16. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

17. If any provision of this Agreement should be held invalid or unenforceable by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any provision is restrained by such tribunal, the application of any and all provisions other than those which have been held invalid or unenforceable shall not be affected.

18. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without reference to its rules as to conflicts of laws). Any dispute arising hereunder shall be brought before a court of competent jurisdiction in the County of Palm Beach, State of Florida. With respect to any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover any relief or recovery therefrom, including reasonable costs and attorney fees.

19. You may revoke this Agreement for a period of seven (7) days following the day you execute this Agreement. Any revocation within this period must be submitted, in writing, to W. Scott Parr, President, and state, "I hereby revoke my acceptance of our Separation Agreement and Release." The revocation must be personally delivered to Mr. Parr or his designee, or mailed to Mr. Parr at Icad, Inc., 21 Park Avenue, Hudson, NH 03051 (with a copy to Blank Rome Tenzer Greenblatt LLP, 405 Lexington Avenue, New York, NY 10174, Attn: Robert J. Mittman, Esq.) and postmarked within seven (7) days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired (the "Employee Irrevocability Date"). If the last day of the revocation period is a Saturday, Sunday or legal holiday in Florida, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

20. YOU ACKNOWLEDGE THAT YOU HAVE HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AGREEMENT WITH YOUR ATTORNEY; THAT YOU UNDERSTAND THE CONTENTS HEREOF; AND THAT YOU FREELY AND VOLUNTARILY ASSENT TO ALL THE TERMS AND CONDITIONS HEREOF AND SIGN THE SAME AS YOUR OWN FREE ACT AND WITH THE INTENTION OF RELEASING ICAD FROM EACH AND EVERY KNOWN AND UNKNOWN CLAIM RELATING IN ANY WAY TO YOUR EMPLOYMENT WITH ICAD IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.


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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this
Separation Agreement and Release as of the date set forth below:


                                             /s/  Gregory J. Stepic
                                             ----------------------------------
                                             Gregory J. Stepic

                                             September 30, 2002
                                             ----------------------------------
                                             Date


                                             icad, inc.


                                             By: /s/ W. Scott Parr
                                                 ------------------------------
                                                 W. Scott Parr
                                                 President & CEO

                                             September 30, 2002
                                             ----------------------------------
                                             Date